Exhibit 99.1

PHH Corporation Announces First Quarter 2013 Results

1Q13 Net Income Attributable to PHH Corporation of $52 million or $0.90 per basic share

1Q13 Core Earnings (after-tax)* of $12 million and Core Earnings per Share* of $0.21

•                  Total retail mortgage loan closings increased 22% in 1Q13 to $11.5 billion from 1Q12.  1Q13 interest rate lock commitments (IRLCs) expected to close declined 28% from 1Q12 to $5.0 billion

•                  Total loan margin of 372 bps in 1Q13, a 34 bps decrease from 4Q12 but 8 bps greater than 1Q12

•                  Total loan servicing portfolio at March 31, 2013, of $181.8 billion in unpaid principal balance (UPB), down 2% from $184.9 billion in UPB at March 31, 2012

•                  During 2Q13, commenced originations and servicing under our private label arrangement with HSBC and assumed approximately $47 billion of subservicing from HSBC

•                  Fleet segment profit of $21 million, down from $24 million in 1Q12 and up $1 million from 4Q12

Mt. Laurel, NJ — May 1, 2013 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter ended March 31, 2013.

For the quarter ended March 31, 2013, the Company reported net income attributable to PHH Corporation of $52 million or $0.90 per basic share.  Core earnings (after-tax)* and core earnings per share* for the quarter ended March 31, 2013, were $12 million and $0.21, respectively.  Tangible book value per share* was $26.62 at March 31, 2013, up 3% from $25.80 at year-end 2012.

Glen A. Messina, president and CEO of PHH Corporation, said, “Our financial performance in the first quarter was consistent with our expectations for the business relative to interest rate movements and with the framework we previously discussed.  We believe we are appropriately positioned in our mortgage business for a rising interest rate environment by being in both origination and servicing.  We intend to scale our mortgage production costs to be consistent with expected volumes, our commitment to high customer service levels, and the rapidly-changing regulatory environment.  Meanwhile, our Fleet business continued to provide consistency in segment profit and cash flows.”

Messina added, “As we look into the second quarter and the second half of 2013, we continue to be enthusiastic about the prospects for our combined mortgage production and servicing businesses.  We believe our business model is well-designed to respond to change and opportunities in the mortgage and fleet industries.”

Summary Consolidated Results

(In millions, except per share data)

	Three Months Ended
	March 31,
	2013	2012
Net revenues	$730	$777
Income before income taxes	96	124
Net income attributable to PHH Corporation	52	75

Basic earnings per share attributable to PHH Corporation	$0.90	$1.32
Diluted earnings per share attributable to PHH Corporation	0.79	1.30

Weighted-average common shares outstanding:
Basic shares (in millions)	57.249	56.657
Diluted shares (in millions)	65.786	57.722

Non-GAAP Results*
Core earnings (pre-tax)	$18	$76
Core earnings (after-tax)	12	53

Core earnings per share	$0.21	$0.93

Adjusted cash flow	$98	$269

* Non-GAAP Financial Measures

Core earnings (pre-tax), core earnings (after-tax), core earnings per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description of these and certain other Non-GAAP financial measures and reconciliations of such Non-GAAP financial measures to their most directly comparable GAAP financial measures as required by Regulation G.

Mortgage Production and Mortgage Servicing

Mortgage Production Segment Profit

Mortgage Production segment profit in the first quarter of 2013 was $45 million, down 62% from $117 million in the first quarter of 2012 and down 55% from the fourth quarter of 2012.  The sequential quarter decline from the fourth quarter 2012 was primarily due to lower mortgage fees and a lower gain on mortgage loans, from both lower total loan margins and lower interest rate lock commitments (IRLCs) expected to close.  Segment profit declined from the first quarter 2012 primarily due to lower IRLCs expected to close and greater operating expenses resulting from the expansion of our retail volumes.

Mortgage Servicing Segment Profit

Mortgage Servicing segment profit in the first quarter of 2013 was $18 million, which included a positive $82 million market-related fair value adjustment to our MSR, primarily from an increase in mortgage interest rates and partially offset by $16 million in hedge losses.  Loan servicing income in the first quarter of 2013 declined from the fourth quarter of 2012 due to the decline in our average capitalized loan servicing portfolio as our replenishment rate remained less than 100% in the first quarter of 2013.  The decline in our replenishment rate has been driven by the reduction in Wholesale/Correspondent volumes.  In addition, Repurchase and foreclosure-related charges during the first quarter of 2013 decreased to $15 million from $37 million in the fourth quarter of 2012 and $65 million in the first quarter of 2012.  Repurchase and foreclosure-related charges were reflective of elevated repurchase requests, which are expected to continue through the end of 2013.

Interest Rate Lock Commitments

IRLCs expected to close of $5.0 billion in the first quarter of 2013 declined 28% from the first quarter of 2012, primarily reflecting a 51% decline in IRLCs expected to close in our wholesale/correspondent channel as we remain keenly focused on cash usage and the relative profitability of wholesale/correspondent originations.  IRLCs expected to close decreased 20% from $6.2 billion in the fourth quarter of 2012, primarily due to a greater portion of our production done on a fee-for-service basis, where we do not enter into an IRLC, and lower wholesale/correspondent volume.

Total Loan Margin

Total loan margin on IRLCs expected to close for the first quarter of 2013 was 372 bps, a 34 bps decrease from the fourth quarter of 2012 but 8 bps greater than the first quarter of 2012.  Wider margins throughout 2012 and the first quarter of 2013 reflect higher consumer demand, especially for refinancing, primarily due to lower mortgage interest rates.  A greater portion of our originations in the first quarter of 2013 as compared to the fourth quarter of 2012 were from the Home Affordable Refinance Program (HARP).  HARP originations made a positive contribution to total loan margin in the quarter, but we have experienced declines in total loan margin in our Wholesale/Correspondent channel.  We continue to believe that margins could remain elevated in 2013 when compared to historical experience, reflecting a longer-term industry view of the returns required to manage the underlying risk in the mortgage production and servicing business.

Mortgage Closing Volume

Total first quarter 2013 mortgage closings were $13.3 billion, a 5% decline from the first quarter of 2012; however, retail closings increased 22% in the first quarter of 2013 compared to the first quarter of 2012, reflecting our strategy of growth in our retail channels.  Of total mortgage closings in the first quarter of 2013, 87% were from our retail channels and 13% were from our wholesale/correspondent channel, consistent with fourth quarter closings. Fee-based closings had been trending higher over the past few quarters.  In the first quarter of 2013, Fee-based closings remained consistent with the fourth quarter 2012 at 47% of total retail closings.  This was up from 35% of total retail closings in the first quarter of 2012.

Unpaid Principal Balance of Mortgage Servicing Portfolio

At March 31, 2013, the UPB of our capitalized servicing portfolio was $136.8 billion, down 3% from the UPB at December 31, 2012, and 9% from the UPB at the end of the first quarter of 2012.  These decreases reflect prepayments that were not fully offset by additions from new loan production.

At March 31, 2013, the UPB of our total loan servicing portfolio was $181.8 billion, a 1% decrease from the UPB at the end of 2012, and a 2% decrease from the UPB at the end of the first quarter of 2012.  The sequential quarter and year-over-year changes in our total loan servicing portfolio reflect the aforementioned declines in the UPB of our capitalized servicing portfolio offset by increases in our subservicing UPB.  In the second quarter of 2013, we assumed approximately $47 billion of subservicing UPB related to our private label agreement with HSBC.

Mortgage Servicing Rights

At March 31, 2013, the book value of our mortgage servicing rights was $1.1 billion, up 8% from the end of 2012.  During the first quarter of 2013, $74 million in book value of MSR was added from the capitalization of new servicing rights from new loans sold in the quarter, and our MSR book value increased by $82 million due to market-related fair value adjustments.  Our MSR book value decreased $77 million in the first quarter related to prepayments and the receipt of recurring cash flows, primarily attributable to continued high prepayment speeds from low mortgage interest rates.  We also incurred $16 million in MSR hedge losses in the first quarter of 2013.

Repurchase and Foreclosure-related Charges

Repurchase and foreclosure-related charges in the first quarter of 2013 were $15 million, down from $37 million in the fourth quarter of 2012, reflecting a continued downward trend but still a high level of repurchase requests.  Total repurchase and foreclosure-related reserves were $194 million at the end of the first quarter of 2013, compared to $165 million at the end of the first quarter of 2012.  As of March 31, 2013, the estimated amount of reasonably possible losses in excess of total repurchase and foreclosure-related reserves was $45 million, up from $40 million at the end of the fourth quarter of 2012.

Fleet Management Services

Segment Profit

In the first quarter of 2013, Fleet Management Services segment profit was $21 million, up $1 million from the fourth quarter of 2012 but down $3 million from the first quarter of 2012.  The sequential quarter segment profit growth was driven by a slight improvement in our leasing business, and the segment profit decline from the first quarter of 2012 was driven primarily by a decline in Fleet management fees and lower syndication results.

Fleet Leasing

Net investment in fleet leases at March 31, 2013, represented a 1% increase compared to the end of 2012, while average leased vehicle units declined 1% during the first quarter of 2013.  This was the result of higher-capitalized units continuing to replace lower-cost vehicles, consistent with our emphasis on service fleets.

Fleet Management Fees

In the first quarter of 2013, Fleet management fees decreased to $43 million from $47 million in the first quarter of 2012, primarily driven by lower client participation in driver safety training services.  Fleet management fees in the first quarter of 2013 was relatively unchanged from the fourth quarter of 2012.

Liquidity Update

Liquidity at March 31, 2013, included $927 million in unrestricted cash and cash equivalents.

As of March 31, 2013, we had no outstanding balances on our $305 million in total unsecured revolving credit facilities or our $123 million Canadian secured revolving credit facility.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Thursday, May 2, 2013, to discuss its first quarter 2013 results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 677-8816 or (913) 312-1448 and using the conference ID 1282635 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com/invest under webcasts and presentations.

An investor presentation of supplemental schedules will be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on Thursday, May 2, 2013, prior to the start of the conference call.

A replay will be available beginning shortly after the end of the call through May 17, 2013, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 1282635, or by visiting the Investor Relations page of PHH’s website at www.phh.com/invest.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation (NYSE: PHH) is a leading provider of business process management services for the mortgage and fleet industries. Its subsidiary, PHH Mortgage, is one of the largest originators and servicers of residential mortgages in the United States(1), and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. PHH is dedicated to delivering premier customer service and providing value-added solutions to its clients. For additional information about PHH and its subsidiaries, please visit the Company’s website at www.phh.com.

(1) Inside Mortgage Finance, Copyright 2013

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Dico Akseraylian

dico.akseraylian@phh.com

410-771-2038

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended
	March 31,
	2013	2012
REVENUES
Mortgage fees	$79	$80
Fleet management fees	43	47
Net fee income	122	127
Fleet lease income	332	336
Gain on mortgage loans, net	187	230
Mortgage interest income	20	25
Mortgage interest expense	(48)	(55)
Mortgage net finance expense	(28)	(30)
Loan servicing income	108	121
Change in fair value of mortgage servicing rights	5	(21)
Net derivative loss related to mortgage servicing rights	(16)	(5)
Valuation adjustments related to mortgage servicing rights, net	(11)	(26)
Net loan servicing income	97	95
Other income	20	19
Net revenues	730	777
EXPENSES
Salaries and related expenses	159	136
Occupancy and other office expenses	15	14
Depreciation on operating leases	302	301
Fleet interest expense	15	17
Other depreciation and amortization	7	6
Other operating expenses	136	179
Total expenses	634	653
Income before income taxes	96	124
Income tax expense	32	39
Net income	64	85
Less: net income attributable to noncontrolling interest	12	10
Net income attributable to PHH Corporation	$52	$75
Basic earnings per share attributable to PHH Corporation	$0.90	$1.32
Diluted earnings per share attributable to PHH Corporation	$0.79	$1.30

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2013	2012

ASSETS
Cash and cash equivalents	$927	$829
Restricted cash, cash equivalents and investments	402	425
Mortgage loans held for sale	1,732	2,174
Accounts receivable, net	742	797
Net investment in fleet leases	3,678	3,636
Mortgage servicing rights	1,101	1,022
Property, plant and equipment, net	79	79
Goodwill	25	25
Other assets (1)	570	616
Total assets	$9,256	$9,603

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$502	$562
Debt	6,209	6,554
Deferred taxes	650	622
Other liabilities	287	303
Total liabilities	7,648	8,041
Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,575	1,526
Noncontrolling interest	33	36
Total equity	1,608	1,562
Total liabilities and equity	$9,256	$9,603

(1)         Includes intangible assets of $30 million and $31 million as of March 31, 2013 and December 31, 2012, respectively.

Segment Results

(In millions)

	First Quarter 2013					First Quarter 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$79	$—	$43	$—	$122	$127
Fleet lease income	—	—	332	—	332	336
Gain on mortgage loans	187	—	—	—	187	230
Mortgage interest income	19	2	—	(1)	20	25
Mortgage interest expense:
Asset-backed interest expense	(14)	(2)	—	—	(16)	(21)
Allocated interest expense	(20)	(12)	—	—	(32)	(34)
Loan servicing income (1)	—	108	—	—	108	121
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(77)	—	—	(77)	(64)
Market-related (2)	—	82	—	—	82	43
Net derivative loss related to MSRs	—	(16)	—	—	(16)	(5)
Other income	1	—	19	—	20	19
Net revenues	252	85	394	(1)	730	777
Salaries and related expenses	110	11	18	20	159	136
Occupancy and other office expenses	8	3	3	1	15	14
Depreciation on operating leases	—	—	302	—	302	301
Fleet interest expense:
Asset-backed interest expense	—	—	16	(1)	15	16
Allocated interest expense	—	—	—	—	—	1
Other depreciation and amortization	3	—	2	2	7	6
Other expenses:
Direct origination expenses	28	—	—	—	28	29
Repurchase and foreclosure-related	—	15	—	—	15	65
Direct foreclosure and REO expenses	—	16	—	—	16	7
Cost of goods sold	—	—	13	—	13	15
Equipment and software expenses	1	3	—	5	9	8
Professional fees and consulting	6	4	2	8	20	18
Overhead Allocation - IT	12	3	5	(20)	—	—
Overhead Allocation - Other	10	2	6	(18)	—	—
Other	17	10	6	2	35	37
Other expenses	74	53	32	(23)	136	179

Total expenses	195	67	373	(1)	634	653
Income before income taxes	57	18	21	—	$96	$124
Less: income attributable to
noncontrolling interest	12	—	—	—
Segment profit	$45	$18	$21	$—

(1)         Loan servicing income includes net reinsurance income of $1 million for the three months ended March 31, 2013 compared to a loss of $2 million for the three months ended March 31, 2012.

(2)         Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Mortgage Production Segment

($ In millions)

	Three Months Ended
	March 31,
	2013	2012	Change
Loans closed to be sold	$7,847	$10,677	(27)%
Fee-based closings	5,472	3,276	67%
Total closings	$13,319	$13,953	(5)%
Purchase closings	$3,139	$3,850	(18)%
Refinance closings	10,180	10,103	1%
Total closings	$13,319	$13,953	(5)%
Retail closings - PLS	$8,510	$6,530	30%
Retail closings - Real Estate	3,031	2,960	2%
Total retail closings	11,541	9,490	22%
Wholesale/correspondent closings	1,778	4,463	(60)%
Total closings	$13,319	$13,953	(5)%
Retail - PLS (in units)	23,926	21,785	10%
Retail - Real Estate (in units)	12,276	12,304	―
Total retail	36,202	34,089	6%
Wholesale/correspondent (in units)	7,951	21,196	(62)%
Total closings (in units)	44,153	55,285	(20)%

Loans sold	$8,233	$11,609	(29)%
Applications	$16,165	$17,856	(9)%
IRLCs expected to close	$4,955	$6,862	(28)%
Total loan margin (in bps)	372	364	2%

	Three Months Ended
	March 31,
	2013	2012	Change
Mortgage fees	$79	$80	(1)%
Gain on mortgage loans, net	187	230	(19)%
Mortgage net finance expense	(15)	(16)	6%
Other income	1	2	(50)%
Net revenues	252	296	(15)%
Salaries and related expenses	110	93	18%
Occupancy and other office expenses	8	7	14%
Other depreciation and amortization	3	2	50%
Other operating expenses	74	67	10%
Total expenses	195	169	15%
Income before income taxes	57	127	(55)%
Less: net income attributable to noncontrolling interest	12	10	20%
Segment profit	$45	$117	(62)%

Mortgage Servicing Segment

($ In millions)

	As of March 31,
	2013	2012	Change
Total loan servicing portfolio	$181,780	$184,881	(2)%
Number of loans serviced	998,328	1,074,003	(7)%
Capitalized loan servicing portfolio	$136,833	$149,655	(9)%
Capitalized servicing rate	0.80%	0.87%
Capitalized servicing multiple	2.7	2.9
Weighted-average servicing fee (in basis points)	30	30

	Three Months Ended
	March 31,
	2013	2012	Change
Average total loan servicing portfolio	$182,775	$183,951	(1)%
Average capitalized loan servicing portfolio	138,669	148,639	(7)%
Payoffs and principal curtailments of capitalized portfolio	10,512	8,227	28%

	Three Months Ended
	March 31,
	2013	2012	Change
Mortgage net finance expense	$(12)	$(13)	8%
Loan servicing income	108	121	(11)%
Valuation adjustments related to mortgage servicing rights, net	(11)	(26)	58%
Other income (expense)	―	(1)	100%
Net revenues	85	81	5%
Salaries and related expenses	11	10	10%
Occupancy and other office expenses	3	2	50%
Other operating expenses	53	95	(44)%
Total expenses	67	107	(37)%
Segment profit (loss)	$18	$(26)	n/m (1)

(1)   n/m - Not meaningful

	March 31, 2013		December 31, 2012
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Portfolio Delinquency(1)
30 days	2.23%	1.79%	2.45%	1.93%
60 days	0.48%	0.39%	0.64%	0.52%
90 or more days	0.73%	0.63%	0.80%	0.70%
Total	3.44%	2.81%	3.89%	3.15%
Foreclosure/real estate owned(2)	2.07%	1.88%	2.05%	1.92%

(1)         Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(2)         As of March 31, 2013 and December 31, 2012, there were 17,087 and 17,329 of loans in foreclosure, respectively, with an unpaid principal balance of $3.0 billion in both periods.

Fleet Management Services Segment

	Average for the
	Three Months Ended
	March 31,
	2013	2012	Change
	(In thousands of units)
Leased vehicles	258	269	(4)%
Maintenance service cards	330	340	(3)%
Fuel cards	309	298	4%
Accident management vehicles	302	314	(4)%

	Three Months Ended
	March 31,
	2013	2012	Change
	(In millions)
Fleet management fees	$43	$47	(9)%
Fleet lease income	332	336	(1)%
Other income	19	18	6%
Net revenues	394	401	(2)%
Salaries and related expenses	18	16	13%
Occupancy and other office expenses	3	4	(25)%
Depreciation on operating leases	302	301	―
Fleet interest expense	16	18	(11)%
Other depreciation and amortization	2	3	(33)%
Other operating expenses	32	35	(9)%
Total expenses	373	377	(1)%
Segment profit	$21	$24	(13)%

DEBT AND BORROWING ARRANGEMENTS

The following table summarizes the components of Debt:

	March 31, 2013		December 31, 2012
		Wt. Avg-		Wt. Avg-
		Interest		Interest
	Balance	Rate(1)	Balance	Rate(1)
	(In millions)
Term notes, in amortization	$290	2.0%	$424	2.2%
Term notes, in revolving period	1,593	1.0%	1,593	1.0%
Variable-funding notes	1,557	1.6%	1,415	1.6%
Other	24	5.0%	25	5.1%
Vehicle Management Asset-Backed Debt	3,464		3,457
Secured Canadian credit facility	—	—%	—	—%
Committed warehouse facilities	1,514	2.0%	1,875	2.0%
Uncommitted warehouse facilities	—	—%	—	—%
Servicing advance facility	67	2.7%	66	2.7%
Mortgage Asset-Backed Debt	1,581		1,941
Term notes	732	8.5%	732	8.5%
Convertible notes(2)	432	5.0%	424	5.0%
Unsecured credit facilities	—	—%	—	—%
Unsecured Debt	1,164		1,156
Total	$6,209		$6,554

(1)         Represents the weighted-average stated interest rate of outstanding debt as of the respective date, which may be different from the effective rate due to the amortization of premiums, discounts and issuance costs.  Facilities are variable-rate, except for the Unsecured Term notes and Convertible notes which are fixed-rate.

(2)         Balance is net of unamortized discounts of $68 million and $76 million as of March 31, 2013 and December 31, 2012, respectively.  The effective interest rates of both series of Convertible notes is 13%, which includes the accretion of the discount and issuance costs.  Excludes $179 million and $195 million as of March 31, 2013, and December 31, 2012, respectively, related to the if-converted value of the 2017 Convertible notes, as the conversion premium may be settled in either cash or shares upon conversion, at the Company’s election.

AVAILABLE FUNDING AND BORROWING CAPACITY

Capacity under all borrowing agreements is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements.  Available capacity under asset-backed funding arrangements may be further limited by asset eligibility requirements.  Available capacity under committed borrowing arrangements as of March 31, 2013 consisted of:

		Utilized	Available
	Capacity	Capacity	Capacity
	(In millions)
Vehicle Management Asset-Backed Debt:
Term notes, in revolving period	$1,593	$1,593	$—
Variable-funding notes	2,302	1,557	745
Secured Canadian credit facility(1)	123	4	119
Mortgage Asset-Backed Debt:
Committed warehouse facilities	3,393	1,514	1,879
Servicing advance facility	120	67	53
Unsecured credit facilities(2)	305	—	305

(1)         Utilized capacity reflects $4 million of letters of credit issued under the Secured Canadian credit facility, which are not included in Debt in the Condensed Consolidated Balance Sheet.

(2)         Capacity amount shown reflects the contractual maximum capacity of the facility.  The available capacity of this facility is subject to the satisfaction of compliance with a borrowing base coverage ratio test.

Capacity for Mortgage asset-backed debt shown above excludes $2.0 billion not drawn under uncommitted facilities, and $372 million available under committed off-balance sheet gestation facilities.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Core earnings (loss) (pre-tax and after-tax), core earnings (loss) per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share involves differences from Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share should be considered as supplementary to, and not as a substitute for, Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP as a measure of the Company’s financial performance.

Adjusted cash flow involves differences from Net increase (decrease) in cash and cash equivalents computed in accordance with GAAP.  Adjusted cash flow should be considered as supplementary to, and not as a substitute for, Net increase (decrease) in cash and cash equivalents computed in accordance with GAAP as a measure of the Company’s net increase or decrease in cash and cash equivalents.

Tangible book value and tangible book value per share involve differences from Total PHH Corporation stockholders’ equity computed in accordance with GAAP.  Tangible book value and tangible book value per share should be considered as supplementary to, and not as a substitute for, Total PHH Corporation stockholders’ equity computed in accordance with GAAP as a measure of the Company’s financial position.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation in accordance with GAAP.

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Value lost from actual prepayments and recurring cash flows are recorded when actual cash payments or prepayments of the underlying loans are received, and are included in core earnings based on the current fair value of the mortgage servicing rights at the time the payments are received.

The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.  The Company believes that it will likely replenish most, if not all, realized value lost from changes in value from actual prepayments through new loan originations and actively manages and monitors economic replenishment rates to measure its ability to continue to do so. Therefore, management does not believe the unrealized change in value of the mortgage servicing rights is representative of the economic change in value of the business as a whole.

Core earnings metrics are used in managing the Company’s mortgage business.  The Company has also designed certain management incentives based upon the achievement of core earnings targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Limitations on the use of Core Earnings

Since core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share measure the Company’s financial performance excluding unrealized changes in value of mortgage servicing rights, such measures may not appropriately reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment, absent the effect of any offsetting gains or losses on derivatives that are intended to offset changes in fair value on the Company’s mortgage servicing rights.

Adjusted cash flow

Adjusted cash flow measures the Company’s Net increase (decrease) in cash and cash equivalents for a given period excluding changes resulting from the issuance of equity, the purchase of derivative securities related to the Company’s stock or the issuance or repayment of unsecured or other debt by PHH Corporation.  The Company believes that Adjusted cash flow is a useful measure for investors because the Company’s ability to repay future unsecured debt maturities or return capital to equity holders is highly dependent on a demonstrated ability to generate cash.  Accordingly, the Company believes that Adjusted cash flow may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.

Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position.  Adjusted cash flow can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and margins, fleet vehicle purchases, sales, and related securitizations.

Adjusted cash flow is not a substitute for the Net increase (decrease) in cash and cash equivalents for a period and is not intended to provide the Company’s total sources and uses of cash or measure its change in liquidity.  As such, it is important that investors review the Company’s consolidated statement of cash flows for a more detailed understanding of the drivers of net cash provided by (used in) operating activities, investing activities, and financing activities.

Adjusted cash flow metrics are used in managing the Company’s mortgage and fleet businesses.  The Company has also designed certain management incentives based upon the achievement of adjusted cash flow targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Tangible book value and Tangible book value per share

Tangible book value is a measure of Total PHH Corporation stockholders’ equity computed in accordance with GAAP excluding the value of goodwill and other intangible assets. Tangible book value per share is a measure of tangible book value, on a per share basis, using the number of shares of outstanding PHH Corporation common stock as of the applicable measurement date.  Certain of the Company’s debt agreements contain indebtedness-to-tangible net worth ratio covenants, and such ratios are calculated using a measure of tangible net worth that is calculated on a basis similar to the Company’s calculation of tangible book value.  Accordingly, the Company believes that tangible book value and tangible book value per share provide useful supplementary information to investors.

NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended
	March 31,
	2013	2012
Income before income taxes — as reported	$96	$124
Less: net income attributable to noncontrolling interest	12	10
Segment profit	84	114
Market-related fair value adjustments (1)	(82)	(43)
Net derivative loss related to MSRs	16	5
Core earnings (pre-tax)	$18	$76

Net income attributable to PHH Corporation — as reported	$52	$75
Market-related fair value adjustments, net of taxes (1)(2)	(49)	(25)
Net derivative loss related to MSRs, net of taxes(2)	9	3
Core earnings (after-tax)	$12	$53

Basic earnings per share attributable to PHH Corporation — as reported	$0.90	$1.32
Market-related fair value adjustments, net of taxes (1)(3)	(0.86)	(0.45)
Net derivative loss related to MSRs, net of taxes(3)	0.17	0.06
Core earnings per share	$0.21	$0.93

(1)                                 Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)                                 For the three months ended March 31, 2013 and 2012, an incremental effective tax rate of 40% and 41%, respectively was applied to the MSRs valuation adjustments to arrive at the net of taxes amounts.

(3)                                 Basic weighted-average shares outstanding of 57.249 million and 56.657 million for the three months ended March 31, 2013 and 2012, respectively were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	First Quarter 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit	$45	$18	$21	$—
Market-related fair value adjustments(1)	—	(82)	—	—
Net derivative loss related to MSRs	—	16	—	—
Core earnings (loss)	$45	$(48)	$21	$—

	First Quarter 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$117	$(26)	$24	$(1)
Market-related fair value adjustments(1)	—	(43)	—	—
Net derivative loss related to MSRs	—	5	—	—
Core earnings (loss)	$117	$(64)	$24	$(1)

(1)           Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended
	March 31,
	2013	2012
Net increase in Cash and cash equivalents	$98	$461
Adjustments:
Increase in unsecured borrowings	—	(192)
Issuances of common stock	—	—
Adjusted cash flow	$98	$269

NON-GAAP RECONCILIATIONS — TANGIBLE BOOK VALUE

(In millions except share and per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	March 31,	December 31,
	2013	2012
PHH Corporation stockholders’ equity — as reported	$1,575	$1,526
Goodwill	(25)	(25)
Intangible assets	(30)	(31)
Tangible book value	$1,520	$1,470
Common shares issued and outstanding	57,089,341	56,975,991
Tangible book value per share	$26.62	$25.80